CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Counsel” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 6 to the Registration Statement (Form N-1A No. 333-184160) of Morgan Creek Series Trust of our report dated May 26, 2016, on the financial statements and financial highlights of Morgan Creek Tactical Allocation Fund, included in the Annual Report to shareholders for the year ended March 31, 2016.

/s/ ERNST & YOUNG LLP

Charlotte, North Carolina
July 27, 2016